Exhibit 99.1

For Release: Immediate	NEWS	Contact: Neal E. Murphy Vice President and Chief Financial Officer 610/832-4189

QUAKER CHEMICAL CORPORATION ANNOUNCES

NEW $100 MILLION CREDIT FACILITY

October 19, 2005

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced that it has entered into a $100 million, five-year, unsecured syndicated multicurrency revolving credit facility.

The new facility currently allows for revolving credit borrowings in a principal amount of up to $100 million, which can be increased to $125 million should additional financing be required in the future. The syndicate that includes five banks was arranged by Bank of America, N.A.

The Company plans to utilize the facility to consolidate existing short-term loans as well as for other general corporate purposes.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “We are pleased to have availed ourselves of an attractive lending environment to secure five-year financing under very favorable terms. This financing fits very well into our capital structure, providing flexibility and important access to funding to support the Company’s growth initiatives and its status as an industry leader.”

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

As previously announced, Quaker Chemical’s investor conference to discuss third quarter results is scheduled for November 2, 2005 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 (toll free) or visit Quaker’s Web site at http://www.quakerchem.com for a live webcast.